EXHIBIT 1.A.(5)
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                              Pruco Life Insurance Company
 The Prudential [LOGO]        A Stock Company Subsidiary of
                              The Prudential Insurance Company of America
                              213 Washington Street
                              Newark, New Jersey 07102-2992

           Insured JOHN DOE                           XX XXX XXX Policy Number
                                                  JUNE 10, 1992 Contract Date
       Face Amount $5,000--

    Premium Period LIFE
            Agency 0-MIL7
===============================================================================

We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the insured died. We make this promise subject to all the provisions of the contract.

The proceeds arising from the Insured's death will be the insurance amount, plus the amount of any extra benefit arising from the Insured's death (unless the contract is in default or there is contract debt). The insurance amount may be fixed or variable depending on the payment of premiums, the investment experience of the variable investment options, any excess interest credited to the fixed investment options, and the charges made. But it will not be less than the face amount. (We describe the insurance amount under Death Proceeds.)

The cash value may increase or decrease daily depending on the payment of premiums, the investment experience of the variable investment options, any excess interest credited to the fixed investment options, and the charges made. There is no guaranteed minimum.

We specify a schedule of premiums. Additional premiums may be paid at your option subject to the limitations in the contract.

Please read this contract with care. If there is ever a question about it, or if there is a claim, just see one of our agents or get in touch with one of our offices.

Right to Cancel Contract.--You may return this contract to us within 10 days after you get it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will return your money in accordance with state law.

Signed for Pruco Life Insurance Company, an Arizona Corporation.

     [Specimen Signature]                           [Specimen Signature]
          Secretary                                      President

Variable Whole Life Insurance Policy. Insurance payable upon death. Scheduled premiums payable throughout Insured's lifetime. Provision for optional additional premiums. Benefits reflect premium payments, investment results and charges. Death benefit guaranteed if scheduled premiums duly paid and no contract debt or withdrawals. Non-participating.

===============================================================================

VAL--DR--105


                                     II-28
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GUIDE TO CONTENTS

                                                       Page

Contract Data ........................................   3
  List of Contract Limitations; List of
  Supplementary Benefits, if any; Schedule of Premiums; Adjustments to Premium Payments;
  Adjustments to the Contract Fund;

Table of Maximum Monthly Mortality Rates .............   4
  Per $1,000

Investment Options ...................................   5
  The Account; Variable Investment Options;
  Fixed Investment Options; Schedule of Initial
  Allocation of Invested Premium Amounts

Attained Age Factors .................................   6

Tabular Values .......................................   7

Premium Payment ......................................   8
  Payment of Premiums; Basic Premiums; Taxes
  Attributable to Premiums; Scheduled Premiums;
  Unscheduled Premiums; Invested Premium
  Amount; Allocations

Default and Reinstatement ............................   9
  Default; Contract Fund Deficit; Premium
  Account Deficit; Premium Account; Grace
  Period; Reinstatement; Benefits After the Grace
  Period; Extended Insurance; Fixed Reduced
  Paid-up insurance; Variable Reduced Paid-up
  Insurance; Cash Value

Contract Fund ........................................  12
  Coverage Amount

Separate Accounts ....................................  12
  Separate Account; Investment Options:
  Separate Account Investments

Fixed Investment Options .............................  13
  Guaranteed Interest; Excess Interest

Transfers ............................................  13
  Class One Investments; Class Two Investments;
  Class Three Investments

Surrender ............................................  14
  Net Cash Value; Cash Value; Tabular Values

Loans ................................................  15
   Loan Value; Contract Debt; Loan Requirements;
   Interest Charge; Repayment; Effect of a Loan;
   Excess Contract Debt; Postponement of Loan

Withdrawals ..........................................  16
   Withdrawals; Effect On Insurance Amount;
   Effect on Guaranteed Paid-Up Insurance
   Amount

Death Proceeds .......................................  17
   Insurance Amount; Proceeds Arising From
   Insured's Death; Payment of Death Claim

Optional Paid-Up Benefit .............................  17
   Guaranteed Paid-Up Insurance Amount; Paid-
   Up Insurance Amount; Effects Of The Paid-Up
   Benefit

Beneficiary ..........................................  18

Settlement Options ...................................  19
   Payee Defined; Choosing an Option; Options
   Described; First Payment Due Date; Residue
   Described; Withdrawal of Residue; Designating
   Contingent Payee(s); Changing Options;
   Conditions; Death of Payee

Income Tables ........................................  22

General Provisions ...................................  23
   Definitions; The Contract; Contract
   Modifications; Ownership and Control; Suicide
   Exclusion; Currency; Misstatement of Age or
   Sex; Incontestability; Assignment; Interest
   Included in Death Proceeds; Annual Report;
   Change in Plan

Basis Of Computation .................................  24
  Mortality Tables Described; Exclusions; Values
  After 20 Contract Years; Minimum Legal Values

Supplementary Benefits ...............................  24

                   A copy of the application follows page 24.

(VAL--DR--105)                        Page 2


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                                  CONTRACT DATA

Insured's Sex and Issue Age M-35

Insured                 JOHN DOE               xx xxx xxx         POLICY NUMBER
                                             June 10,1992         Contract Date

Face Amount                 $5,000

Premium Period                                LIFE

         Agency 0-MIL7

         Beneficiary                        CLASS 1           MARY DOE, WIFE
                                            CLASS 2           ROBERT DOE, SON

                             ***** END OF LIST *****

                                                            RATING
             FACE AMOUNT                                    CLASS
             -----------                                    ------

               $5,000                                      PREFERRED

VAL--DR--105                        Page 3


                                     II-30
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                                                     POLICY NUMBER XX XXX XXX

                          LIST OF CONTRACT LIMITATIONS

o The minimum premium we will accept is the lesser of the scheduled premium and $25.

o Unscheduled premiums mav be paid at any time during the insured's lifetime as long as the contract is not in default past the days of grace or has not become paid-up as described under Optional Paid-Up Benefit.

o We may limit the amount of unscheduled premiums in any contract year to $5,000.

o We may limit the number of withdrawals to four in any contract year.

o The minimum amount you may withdraw is $200.

o You may not borrow less than $200 at any one time except to pay premiums.

o The minimum face amount is $5,000.

                             ***** END OF LIST *****

                         LIST OF SUPPLEMENTARY BENEFITS

                   (Each benefit is described in the form that
                         bears the number shown for it)

                                      NONE

                             ***** END OF LIST *****

VAL--DR--105                         Page 3A


                                     II-31
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                                                      POLICY NUMBER XX XXX XXX

                              SCHEDULE OF PREMIUMS

Scheduled premiums are equal to the basic premium plus the charge for taxes attributable to premiums. The initial scheduled premium due on the contract date is $173.70. Due dates of scheduled premiums occur on the contract date and at intervals of 12 months after that date.

           Basic premiums are:                 $168.05 EACH

                           ***** END OF SCHEDULE *****

                         ADJUSTMENTS TO PREMIUM PAYMENTS

From each premium paid, we will:

  o Deduct a charge for any taxes attributable to premiums. For purposes of this charge, the term "taxes attributable to premiums" shall include: (a) any federal, state or local income tax, (b) any premium, excise, or business tax, and (c) any other type of tax (or component thereof) measured by or based upon the amount of premium received by us.

  o  Deduct a charge for payment processing of up to $2.00.

The remainder of the premium is the invested premium amount.

                        ADJUSTMENTS TO THE CONTRACT FUND

On the contract date the contract fund is equal to the invested premium amount credited on that date, minus any of the charges described below which may be due on that date.

On any day after that date, we  will adjust the contract fund by:

  o  adding any invested premium amounts.

  o adding any increase due to investment results in the value of the variable investment options.

VAL--DR--105                       Page 3B


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                                                     POLICY NUMBER XX XXX XXX

                     ADJUSTMENTS TO THE CONTRACT FUND CONT.

  o adding guaranteed interest at an effective annual rate of 4% (0.01074598% a day) on that portion of the contract fund that is not in a variable investment option.

  o adding any excess interest on that portion of the contract fund that is not in a variable investment option.

  o subtracting any decrease due to investment results in the value of the variable investment options.

  o subtracting a charge against the variable investment options at a rate of not more than .00245475% a day (0.90% a year) for mortality and expense risks that we assume.

 . . . and on each monthly date, we will adjust the contract fund by:

  o subtracting any amount charged against the contract for federal, state or local taxes attributable to the contract (other than taxes previously deducted from the premium).

  o subtracting a monthly charge for the expected cost of mortality of up to the maximum monthly rate (see Table of Maximum Monthly Rates) multiplied by the coverage amount (described under Contract Fund).

  o subtracting a monthly charge for administrative expenses of up to $6.95. There is an additional 30 cents per $1,000 of face amount if the face amount is less than $10,000.

  o  subtracting a monthly charge for sales expenses of up to $0.38.

  o subtracting a monthly charge of up to $0.05 to guarantee that the insurance amount will not fall below the face amount regardless of the investment performance of the variable investment options.

  o  subtracting any charge for extra rating class.

  o  subtracting any charge for extra benefits.

VAL--DR--105                      Page 3C


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                                                      POLICY NUMBER XX XXX XXX

                     ADJUSTMENTS TO THE CONTRACT FUND CONT.

 . . . and when appropriate, we will adjust the contract fund by:

  o  subtracting any withdrawals.

  o subtracting any portion of the surrender charges associated with a withdrawal (see Withdrawals).

  o  subtracting an administrative charge of up to $15 for withdrawals.

            SCHEDULE OF MONTHLY DEDUCTIONS FROM THE CONTRACT FUND FOR
                    ANY EXTRA BENEFITS OR EXTRA RATING CLASS

                                      NONE

                           ***** END OF SCHEDULE *****

                      SCHEDULE OF MAXIMUM SURRENDER CHARGES

For full surrender at the beginning of the contract year indicated, the maximum charge we will deduct is shown below. For surrender at other times, the amount of the charge will reflect the number of days since the beginning of the contract year (see Surrender). We will also deduct a surrender charge when we determine the net cash value used to provide anv benefit after the "Grace Period".

    YEAR OF             SURRENDER             YEAR OF            SURRENDER
   SURRENDER              CHARGE             SURRENDER             CHARGE
   ---------            ---------            ---------           ---------
       1                  $63.05                  6                $63.05
       2                  $63.05                  7                $50.45
       3                  $63.05                  8                $37.85
       4                  $63.05                  9                $25.20
       5                  $63.05                 10                $12.60
                                                 11 and later      $ 0.00



VAL--DR--105                          Page 3D


                                     II-34
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                                                        POLICY NO. XX XXX XXX

               TABLE OF MAXIMUM MONTHLY MORTALITY RATES PER $1000

  Insured's                Maximum              Insured's             Maximum
 Attained Age               Rate              Attained Age              Rate
 ------------              -------            ------------            --------
     35                    0.1439                 68                   2.4893
     36                    0.1514                 69                   2.7438
     37                    0.1614                 70                   3.0317
     38                    0.1722                 71                   3.3603
     39                    0.1839                 72                   3.7397
     40                    0.1980                 73                   4.1690
     41                    0.2130                 74                   4.6407
     42                    0.2288                 75                   5.1449
     43                    0.2463                 76                   5.6774
     44                    0.2654                 77                   6.2340
     45                    0.2870                 78                   6.8180
     46                    0.3130                 79                   7.4478
     47                    0.3353                 80                   8.1434
     48                    0.3627                 81                   8.9229
     49                    0.3927                 82                   9.8023
     50                    0.4268                 83                  10.7774
     51                    0.4659                 84                  11.8290
     52                    0.5108                 85                  12.9330
     53                    0.5624                 86                  14.0753
     54                    0.6198                 87                  15.2384
     55                    0.6839                 88                  16.4173
     56                    0.7538                 89                  17.6287
     57                    0.8278                 90                  18.8899
     58                    0.9102                 91                  20.2303
     59                    1.0025                 92                  21.6995
     60                    1.1057                 93                  23.4408
     61                    1.2205                 94                  25.7770
     62                    1.3528                 95                  29.2738
     63                    1.5025                 96                  35.0252
     64                    1.6689                 97                  45.0097
     65                    1.8511                 98                  61.9945
     66                    2.0483                 99                  83.1973
     67                    2.2596

These monthly rates are based on the Commissioners 1980 Standard Ordinary Non-Smokers Mortality Table.

We may charge less than these rates. At least once every five years, but not more often than once a year, we will consider the need to change the rates we charge based on actual or anticipated mortality experience under contracts like this one. We will change them only if we do so for all contracts like this one dated in the same year as this one.

VAL--DR--105                       Page 4


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                                                        POLICY NO.  XX XXX XXX

                               INVESTMENT OPTIONS

The Pruco Life PRUvider Variable Appreciable Account. Each investment option of this account invests in a specific portfolio of Prudential Series Fund, Inc.
We show the available investment options of the account below. They invest in Series Fund portfolios with the same names. This account is registered with the SEC under the Investment Company Act of 1940.

These are Class One investments as described under Transfers.

                           VARIABLE INVESTMENT OPTIONS

                            AGGRESSIVELY MANAGED FLX
                           CONSERVATIVELY MANAGED FLX


These are Class Two investments as described under Transfers.

                            FIXED INVESTMENT OPTIONS

                               Fixed Interest Rate

                             ***** END OF LIST *****

           SCHEDULE OF INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

               Fixed Interest Rate                   40%
               Aggressively Managed Flex             60%

VAL--DR--105                      Page 5


                                     II-36
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                                                          POLICY NO. XX XXX XXX

                              ATTAINED AGE FACTORS

These factors are used to determine your insurance amount as described under Death Proceeds. These factors apply on the contract anniversary when the Insured's attained age is as shown. To calculate the insurance amount at other times we consider the time elapsed since the last contract anniversary.

     Attained                              Attained
       Age              Factors              Age                Factors
     --------           -------            --------             -------
       35               4.21942              67                 1.60268
       36               4.07931              68                 1.56603
       37               3.94401              69                 1.53110
       38               3.81346              70                 1.49782
       39               3.68773              71                 1.46620
       40               3.56660              72                 1.43628
       41               3.44995              73                 1.40810
       42               3.33768              74                 1.38170
       43               3.22957              75                 1.35703
       44               3.12550              76                 1.33391
       45               3.02527              77                 1.31221
       46               2.92887              78                 1.29175
       47               2.83608              79                 1.27237
       48               2.74681              80                 1.25398
       49               2.66086              81                 1.23656
       50               2.57819              82                 1.22016
       51               2.49876              83                 1.20486
       52               2.42243              84                 1.19068
       53               2.34929              85                 1.17762
       54               2.27911              86                 1.16552
       55               2.21196              87                 1.15430
       56               2.14768              88                 1.14376
       57               2.08617              89                 1.13366
       58               2.02726              90                 1.12379
       59               1.97080              91                 1.11397
       60               1.91682              92                 1.10388
       61               1.86519              93                 1.09325
       62               1.81588              94                 1.08180
       63               1.76886              95                 1.06940
       64               1.72412              96                 1.05619
       65               1.68159              97                 1.04267
       66               1.64113              98                 1.02984
                                             99                 1.01976


VAL--DR--105                            Page 6


                                     II-37
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                                                          POLICY NO. XX XXX XXX

                                 TABULAR VALUES

Tabular values are calculated based on the scheduled premiums, guaranteed charges, an assumed rate of return of 4.0% per year (0.01074598% a day), and no contract debt. Actual values may be different than the tabular amounts shown below.

                                                  Tabular
 End of          Tabular          Tabular         Reduced           Extended
Contract         Contract           Cash          Paid-up           Insurance*
  Year             Fund             Value        Insurance        Years    Days
--------         --------         --------       ---------        -----    ----
    1              53.35              0.00           0.00            0        0
    2             108.45             45.40         180.00            3      152
    3             165.30            102.25         390.00            7        4
    4             223.85            160.80         593.00            9      308
    5             284.25            221.20         789.00           12       32
    6             346.35            295.90        1021.00           14       97
    7             410.25            372.40        1243.00           15      330
    8             476.00            450.80        1456.00           17       62
    9             543.55            530.95        1660.00           18       52
   10             613.00            613.00        1855.00           18      320
   11             684.35            684.35        2005.00           19       67
   12             757.50            757.50        2149.00           19      139
   13             832.60            832.60        2287.00           19      180
   14             909.65            909.65        2421.00           19      195
   15             988.60            988.60        2549.00           19      189
   16            1069.45           1069.45        2673.00           19      162
   17            1152.10           1152.10        2791.00           19      117
   18            1236.40           1236.40        2905.00           19       56
   19            1322.20           1322.20        3014.00           18      346
   20            1409.50           1409.50        3118.00           18      256

ATTAINED
  AGE
--------
   60            1865.65           1865.65        3577.00           17       32
   62            2055.70           2055.70        3733.00           16      123
   65            2343.90           2343.90        3942.00           15       55


* There may be extra days of term insurance. We explain this under the Extended Insurance Provision.

The Nonforfeiture Factor, applicable during premium period, per $1,000 of initial face amount ecruals 12.18282.

VAL--DR--105                        Page 7


                                     II-38
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                            PREMIUM PAYMENT

Payment of Premiums

     Premiums may be paid at our Home Office or to any of our authorized agents. If we are asked to do so, we will give a signed receipt.

     Premium payments will in most cases be credited as of the date of receipt at our Home Office. In the following cases, part or all of a premium payment will be credited as of a date other than the date of receipt:

          1. If the first premium payment is received after the contract date, the scheduled portion will be credited as of the contract date.

          2. If the first premium payment is received before the contract date, it will be credited as of the contract date.

          3. If a premium payment is received during the 61-day period after a scheduled premium due date and the premium account is negative by no more than the scheduled premium then due, the portion of the payment needed to bring the premium account up to zero will be credited to the premium account, but not the contract fund, as of the due date.

          4. If the contract is in default and premium payments are received during the days of grace while the contract is in default, we will credit to the contract fund and the premium account those parts of the premium payments needed to end the default status as of the applicable monthly dates.

Basic Premiums

     We show the amount and frequency of the basic premiums in the Schedule of Premiums in the contract data pages.

Taxes Attributable to Premiums

     The charge for taxes attributable to premiums is a percentage of each premium paid. It will change only on a contract anniversary. At least sixty days before the start of each contract year, we will determine the rate we will charge for that contract year. We describe this charge in the contract data pages under Adjustments to Premium Payments.

Scheduled Premiums

     The scheduled premiums are equal to the basic premiums plus the charge for taxes attributable to premiums. The scheduled premiums will change if the basic premiums change or the charge for taxes changes. We show the amount of the first scheduled premium in the Schedule of Premiums. It is due on the contract date. There is no insurance under this contract unless an amount at least equal to the first scheduled premium is paid.

     We guarantee that the contract will continue in full force if you pay all scheduled premiums when due, you make no withdrawals, and any contract debt does not exceed the cash value.

     If you wish to pay, on a regular basis, premiums that are higher than the scheduled premiums, we will bill you for the higher amount you choose. Or if you wish, you may from time to time make a premium payment smaller than the scheduled amount, subject to the minimum premium amount shown under the List of Contract Limitations.

     If scheduled premiums that are due are not paid, or if smaller payments are made, the contract may then or at some future time go into default. Payment of less than the scheduled premium increases the risk that the contract will end if investment results are not favorable (see Default).

(VAL--DR--105)                         Page 8


                                     II-39
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Unscheduled Premiums

     We have the right to limit unscheduled premiums as shown under the List of Contract Limitations. We also have the right to refuse any payment that increases the insurance amount by more than it increases the contract fund.

Invested Premium Amount

     This is the portion of each premium paid that we will add to the premium account and the contract fund. It is equal to the premium paid adjusted as described under Adjustments to Premium Payments.

Allocations

     You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. But any allocation you make must be at least 10%; you may not choose a fractional percent.

     The initial allocation of invested premium amounts is shown in the contract data pages. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To do so, you must notify us in a form that meets our needs. The change will take effect on the date we receive your notice at our Home Office.

     A premium might be paid when the contract fund is less than zero. In that case we first use as much of the invested premium amount as we need to bring the fund up to zero. We will then allocate any remainder of the invested premium amount in accord with your most recent request.

--------------------------------------------------------------------------------

                             DEFAULT AND REINSTATEMENT

Default

     Unless the contract is already in the grace period, we will determine on each monthly date whether the contract is in default. The contract is in default if (1) there is a contract fund default, and (2) there is a premium account deficit. We describe the calculations of the contract fund deficit and the premium account deficit below.

Contract Fund Deficit

     To calculate the contract fund deficit, we will first deduct any applicable charges from the contract fund and add any applicable credits to it. We will then compute the amount which will grow to equal the tabular contract fund on the next monthly date if, during the current contract month: (1) any investment results are at the assumed rate and (2) we receive no premiums or loan repayments, make no loans and grant no withdrawals. We will compare this amount to the contract fund. If this amount is more than the contract fund, the difference is the fund deficit.

Premium Account Deficit

     If the premium account is less than zero, this is the amount which must be added to the premium account to bring it to zero.


Premium Account

     On the contract date, the premium account is equal to the invested premium amount credited on that date, minus the basic premium then due, plus the charge for payment processing. On any other day, the premium account is equal to:

          1. what it was on the prior day; plus

          2. if the premium account was greater than zero on the prior day, interest on the excess at 4% a year; minus

          3. if the premium account was less than zero on the prior day, interest on the premium account deficit at 4% a year; plus

          4. any invested premium amount credited on that day; minus

          5. the invested premium amount generated by any basic premium due on that day; minus

          6. any withdrawals on that day.

     If we credit a part of a payment as of a date prior to the date of receipt as we describe under Payment of Premiums, the premium account for all days from the crediting date to the date of receipt will be recalculated.

(VAL--DR--105)                          Page 9


                                     II-40
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Grace Period

     The days of grace begin on any monthly date, other than the contract date, on which the contract goes into default. Within 30 days after any default we will send you a notice that your contract is in default. We will indicate the minimum payment required to bring the contract out of default and the length of the grace period for making that payment.

     We grant at least 61 days of grace from the date we mail you a notice of default. During the days of grace we will continue to accept premiums and make the charges we have set.

     If at any time during the days of grace we have received payments that in total are at least equal to the lesser of (a) the sum of the contract fund deficit on the date of default and any additional contract fund deficits on any subsequent monthly dates since the date of default, and (b) the sum of the premium account deficit on the date of default and any scheduled premiums due since the date of default, the default will end.

     If at any time during the days of grace we have received payments that in total are at least equal to the lesser of (a) the contract fund deficit on the date of default and (b) the premium account deficit on the date of default, but that are insufficient to end the default, here is what we will do. We will determine a new default date which is the monthly date after the old default date. We will grant at least 61 days of grace from the new default date.

     If the contract is still in default when the days of grace are over, it will end and have no value, except as we state under Benefits After the Grace Period. Any premiums paid during the days of grace will remain in the contract fund.

     The Insured might die in the days of grace while the contract is in default. If so, the amount needed to bring the contract out of default is due us. We will make an adjustment so that the proceeds will not include that amount.

     This contract might have an extra benefit that insures someone other than the Insured. And there might be a claim under that benefit while the Insured is living and in the days of grace while the contract is in default. In this case, we will subtract the amount needed to bring the contract out of default before we settle the claim.

Reinstatement

     If this contract is still in default after the last day of grace, you may reinstate it. All these conditions must be met:

          1. The contract must not have been in default more than five years.

          2. You must not have surrendered the contract for its net cash value.

          3. You must give us any facts we need to satisfy us that the Insured is insurable for the contract.

          4. We must be paid a premium at least equal to the premium account deficit on the first monthly date on which a scheduled premium is due after the date of reinstatement.

          5. If before reinstatement the contract is in force as reduced paid-up insurance, any contract debt under reduced paid-up insurance must be repaid with interest or carried over to the reinstated contract.

(VAL--DR--105)                          Page 10


                                     II-41
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     If we approve the reinstatement, these statements apply. The date of reinstatement will be the date of your request or the date the required premium is paid, if later. Daily and monthly charges and credits will start again as of the date of reinstatement. We will deduct from the premium paid the charges from premium payments described in the contract data pages, and any charges in arrears, other than the charge for expected mortality, with 4% interest to the date of reinstatement. The contract fund will be equal to the remainder, plus the cash value of the contract immediately before reinstatement, plus a refund of that part of any surrender charge deducted at the time of default which would be charged if the contract were surrendered immediately after reinstatement.

     If we consent, you may be able to reinstate the contract for a premium less than that described above. We will deduct the same charges and adjust the contract fund in the same manner. In that case, there will be a premium account deficit and you may need to pay more than the scheduled premiums to guarantee that the contract will not go into default again at some future time.

Benefits After the Grace Period

     To determine any benefit for a contract still in default after the grace period, we first calculate the net cash value as of the last day of the grace period using the method described under Surrender. If the contract has no value, it will end and have no further benefit. If the contract does have value, we will use this value to provide extended term insurance, fixed reduced paid-up insurance, or variable reduced paid-up insurance. We describe each kind of insurance below.

Extended Insurance

     This will be term insurance on the Insured's life. We will pay the amount of term insurance if the Insured dies in the term we describe below. Before the end of the term there will be cash values but no loan value.

     The amount of term insurance will be the insurance amount, minus any contract debt. The term is a period of time that will start on the date the contract goes into default. The length of the term will be what is provided by the contract's net cash value.

     There may be extra days of term insurance. This will occur if, on the due date of the premium in default, the term of extended insurance provided by the net cash value does not exceed 90 days, or the number of days for which premiums have been paid, if less. The number of extra days will be 90 (or the number of days for which premiums have been paid, if less), minus the number of days of extended insurance that would be provided by the contract's value if there were no contract debt. The extra days, if any, start on the day after the last day of term insurance provided by the contract's value, if any. If there is no such term insurance, they start on the date the contract goes into default. The term insurance for the extra days has no cash value. There will be no extra days if you replace the extended insurance with reduced paid-up insurance or if you surrender the contract before the extra days start.

Fixed Reduced Paid-up Insurance

     This will be paid-up life insurance on the Insured's life. This benefit always applies if we issued the contract in a rating class for which we do not provide extended insurance. In this case, the phrase No Extended Insurance will appear under the heading Rating Class in the Contract Data pages. We will pay the proceeds when the Insured dies. There will be cash values and loan values.

     The amount of this insurance will be what is provided when we use the contract's net cash value multiplied by the Insured's attained age factor as of the last day of the grace period.

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Variable Reduced Paid-up Insurance

     Variable reduced paid-up insurance will apply instead of extended term insurance or fixed reduced paid-up insurance if, on the last day of the grace period:

          1. The amount of paid-up insurance would be at least as great as the amount of extended insurance; and

          2. The contract is in a rating class permitting extended insurance.

     This will be paid-up variable life insurance on the Insured's life. We will pay the proceeds when the Insured dies. There will be cash values and loan values. The amount of reduced paid-up insurance may change from day to day, as we explain below, but it will not be less than the minimum guaranteed amount.

     The minimum guaranteed amount of reduced paid-up insurance will be what is provided by the contract's value multiplied by the Insured's attained age factor as of the last day of the grace period. This rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount of reduced paid-up insurance will be the greater of (a) the minimum guaranteed amount, and (b) the contract fund multiplied by the applicable attained age factor.

Cash Value

     We describe the cash value after the grace period under Surrender.

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                                  CONTRACT FUND

     When you make your first premium payment, the invested premium amount, less any charges due on that day, becomes your contract fund. Amounts are added to and subtracted from the contract fund as described in the contract data pages. The value of your contract fund is used to determine your loan and surrender values, the amount you may withdraw, and the insurance amount. We also use the contract fund value to determine whether or not the contract is in default.

Coverage Amount

     The coverage amount is used to determine the expected cost of mortality as described under Adjustments To The Contract Fund. It is equal to the insurance amount (see Insurance Amount) minus the contract fund.

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                           SEPARATE ACCOUNTS

Separate Account

     The words separate account, when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate accounts available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

Investment Options

     A separate account may have one or more investment options. We list them in the contract data pages. We may establish additional investment options. We will notify you within one year if we do so.

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     Income and realized and unrealized gains and losses from assets in each investment option are credited to, or charged against, that investment option. This is without regard to income, gains, or losses in our other investment accounts.

Separate Account Investments

     We may invest the assets of different separate accounts in different ways. But, when required, we will do so only with the consent of the SEC and/or of the insurance regulator where this contract is delivered.

     We will always keep assets in the separate accounts with a total value at least equal to the amount of the variable investment options under contracts like this one. To the extent those assets do not exceed that amount, we use them only to support those contracts.

     Assets held in a separate account shall not be chargable with liabilities arising out of any other company business.

     We will determine the value of the assets in each separate account and any investment option at regular intervals.

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                            FIXED INVESTMENT OPTIONS

     We list any fixed option available to you in the contract data pages. You may allocate all or part of your invested premium amount to an available fixed investment option. We credit fixed investment options with interest as we describe below.

Guaranteed Interest

     On any portion of the contract fund in a fixed investment option, we will credit interest each day at the daily equivalent of the guaranteed rate we show under Adjustments To The Contract Fund in the contract data pages.

Excess Interest

     We may credit excess interest in addition to the guaranteed interest on any portion of the contract fund in a fixed investment option. The rate of any excess interest will be determined from time to time and will continue thereafter until we determine a new rate. We may use different rates of excess interest for different portions of the contract fund. We may from time to time guarantee rates of excess interest on some portions of the contract fund.

     We may establish additional fixed investment options. We will notify you within one year if we do so.

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                                    TRANSFERS

     You have the right to transfer amounts into or out of investment options if the contract is not in default, subject to certain restrictions that depend on an investment's class. The investment class for each investment is shown under the List of Investment Options in the contract data pages. To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

Class One Investments

     You may transfer amounts into or out of these investments up to four times in each contract year.

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Class Two Investments

     You may transfer amounts into these investments up to four times in each contract year. Transfers out of these investments may be made only with our consent.

Class Three Investments

     Transfers into or out of these investments may be made only with our consent.

     In addition, the entire amount in all investment options may be transferred to a fixed investment option at any time within the first two contract years.

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                                    SURRENDER

     You may surrender this contract for its net cash value. To do so, you must ask us in writing in a form that meets our needs. You must also send the contract to us.

Net Cash Value

     The net cash value at any time is the cash value at that time less any contract debt.

     After the grace period and within thirty days after an anniversary: (1) the net cash value of any extended insurance will not be less than the net cash value on that anniversary and (2) the net cash value of any fixed reduced paid-up insurance will not be less than the net cash value on that anniversary, adjusted for any loan you take out or pay back during those thirty days.

     We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office. But we have the right to postpone paying the part of the proceeds that is to come from any investment option provided by an account registered under the Investment Company Act of 1940 if the New York Stock Exchange is closed, or the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

Cash Value

     The cash value at any time is determined using one of three methods:

          1. If the contract is not in default, the cash value on any date will be the contract fund, before deduction of any monthly charges due on that date, minus any surrender charge. The Schedule of Maximum Surrender Charges for this contract is in the contract data pages.

          2. If the contract is in default during its days of grace, we will compute the cash value as of the date the contract went into default. But we will adjust this value for any premium payments, withdrawals or decreases in face amount you make in the days of grace.

          3. If the contract is in default beyond its days of grace, the cash value will be either: (1) the value on that date of any extended insurance benefit then in force, or (2) the value on that date of any reduced paid-up insurance benefit then in force.

Tabular Values

     We show tabular contract fund values and tabular cash values at the end of contract years in the contract data pages.

     If we need to compute tabular values at some time during the contract year we will count the time from the start of the year. We will tell you the tabular values for other durations if you ask for them.

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                                      LOANS

     You may borrow any amount up to the current loan value less any existing contract debt, subject to the requirements below.

Loan Value

     If the contract is not in default, or if the contract is in force as variable reduced paid-up insurance, the loan value at any time is equal to the sum of (a) 90% of the portion of the cash value that is attributable to the variable investment options, and (b) the balance of the cash value.

     If the contract is in default during its days of grace, the loan value is what it was on the date of default, adjusted for any withdrawals you make in the days of grace.

     If the contract is in force as fixed reduced paid-up insurance, the loan value is equal to the amount which would grow at the loan interest rate to equal the cash value on the next anniversary.

Contract Debt

     Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Requirements

     You may borrow from us on the contract if all these conditions are met:

          1. The Insured is living.

          2. The contract is in force other than as extended insurance.

          3. The contract debt will not be more than the loan value.

          4. As sole security for the loan, you assign the contract to us in a form that meets our needs.

          5. You borrow at least the minimum amount stated in the contract data pages.

     If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Interest Charge

     The loan interest charge is 5 1/2% a year. We charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever come first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too.

Repayment

     All or part of any contract debt may be paid back at any time while the Insured is living if the contract is not in default.

Effect of a Loan

     When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at the guaranteed rate stated under Adjustments To The Contract Fund.

     We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan because it is not paid when due.

     We will take any loan proportionately from all investment options that apply to the contract.

     On each transaction date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last transaction date. When you repay all or part of a loan we will increase the portion of the contract fund in the investment options by the amount of loan you repay, plus interest credits accrued on the loan since the last transaction date. We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.

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Excess Contract Debt

     If contract debt ever grows to be equal to or more than the cash value, all the contract's benefits will end 61 days after we mail a notice to you and any assignee we know of. Also, we may send a notice to the Insured's last known address. In the notice we will state the amount that, if paid to us, will keep the contract's benefits from ending for a limited time.

Postponement of Loan

     We will usually make a loan within seven days after we receive your request at our Home Office. But we have the right to postpone paying that part of the loan that comes from any investment option provided by an account registered under the Investment Company Act of 1940 if the New York Stock Exchange is closed, or the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds of a loan for up to six months, unless it will be used to pay premiums on this or other contracts with us.

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                                   WITHDRAWALS

Withdrawals

     You may make withdrawals from the contract. You may do so subject to these conditions:

          1. You must ask for the withdrawal in writing in a form that meets our needs.

          2. The amount withdrawn, plus the net cash value after withdrawal, may not be more than the net cash value before withdrawal.

          3. If the contract is in force on a premium-paying basis, the contract fund after a withdrawal may not be less than the sum of the tabular contract fund value, and the monthly charges for the next three monthly dates shown under Adjustments To The Contract Fund.

          4. If the contract is in force on a paid-up basis as described under Optional Paid-Up Benefit, the recalculated guaranteed paid-up insurance amount after withdrawal may not be less than the face amount.

          5. You may not withdraw less than the minimum amount stated in the contract data pages.

          6. We may limit the number of withdrawals as shown under the List of Contract Limitations.

          7. If we ask you to do so, you must send us the contract to be endorsed.

Effect On Insurance Amount

     When you make a withdrawal while the contract is in force on a premium-paying basis, your coverage amount may increase (see Contract Fund). If it does, we will: (1) reduce your face amount to offset any increase, subject to the minimum face amount shown in the contract data pages, and (2) recompute the contract's basic premiums, maximum surrender charges, tabular values, monthly deductions and expense charges. We will also send you new contract data pages.

Effect On Guaranteed Paid-Up Insurance Amount

     If the contract is in force on a paid-up basis as described under Optional Paid-Up Benefit, we will recalculate your guaranteed paid-up insurance amount after each withdrawal. We will use the then-current contract fund, the Insured's attained age factor, and the present value of future monthly charges (see Guaranteed Paid-Up Insurance Amount).

     We will normally pay any withdrawal within seven days after we receive your request at our Home Office. But we have the right to postpone paying the part of the proceeds that is to come from any investment option provided by an account registered under the Investment Company Act of 1940 if: (1) the New
York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

     An amount withdrawn may not be repaid, except as a premium subject to charges.

     We will tell you how much you may withdraw if you ask us.

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                                 DEATH PROCEEDS

Insurance Amount

     Unless the optional paid-up benefit is in effect (see below), the insurance amount on any date is equal to the greatest of: (1) the current face amount,
(2) the current face amount plus the contract fund before deduction of any monthly charges due on that date, minus the tabular contract fund, and (3) the contract fund before deduction of any monthly charges due on that date, times the attained age factor that applies.

Proceeds Arising From Insured's Death

     If the contract is not in default, the proceeds arising from the Insured's death equal the insurance amount, less any contract debt, plus the amount of any supplementary benefits arising from the Insured's death. If the contract is in default and the Insured dies in the grace period, the proceeds equal the insurance amount plus the amount of any supplementary benefits arising from the Insured's death, less any contract debt and the amount needed to pay charges through the date of death. If the Insured dies after the grace period, we will determine any proceeds as described under Benefit After the Grace Period.

Payment of Death Claim

     We will ordinarily settle this contract in one sum as a death claim. You may instead choose one of the options described under Settlement Options. We will usually pay the proceeds within seven days after we receive at our Home Office proof of death and any other information we need to pay the claim. But we have the right to postpone paying the part of the proceeds in excess of the face amount that is to come from a variable investment option if the New York Stock Exchange is closed or the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying the remainder of the proceeds for up to six months.

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                            OPTIONAL PAID-UP BENEFIT

     After the first contract year, we will make your contract fully paid-up if you ask us to and if you meet the following conditions:

          1. Your request must be in writing in a form that meets our needs.

          2. If we ask you to do so, you must send us the contract to be endorsed.

          3. We must not be paying premiums in accord with any payment of premium benefit that may be included in the contract.

          4. The guaranteed paid-up insurance amount must equal or exceed the greater of the face amount and the face amount plus the contract fund before deduction of any monthly charges due on that date minus the tabular contract fund.

          5. The contract must not be in default.

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Guaranteed Paid-Up Insurance Amount

     When you request a change to paid-up insurance, we first calculate your guaranteed paid-up insurance amount. To do this, we work with three numbers.

     They are:

          1. The value of your contract fund.

          2. The applicable attained age factor.

          3. The present value, using a 4% annual interest rate (0.01074598% a day), of future monthly charges from the contract fund. These includes all the monthly charges shown under Adjustments To The Contract Fund, except charges for the expected cost of mortality, and any Payment Of Premium supplementary benefit.

     Here is how we do it:

     We subtract the present value of future monthly charges from the contract fund and multiply the result by the attained age factor that applies. This gives us the guaranteed paid-up insurance amount.

Paid-Up Insurance Amount

     The paid-up insurance amount will be the greater of (1) the contract fund multiplied by the attained age factor that applies, and (2) the guaranteed paid-up insurance amount.

Effects Of The Paid-Up Benefit

     If we approve your request, the following statements apply. The contract will continue as paid up life insurance on the Insured's life. The contract fund will continue to function as described under Adjustments To The Contract Fund, except that any charge for a Payment Of Premium benefit will no longer be deducted. The paid-up contract will have loan value and cash value. The guaranteed paid-up insurance amount may be reduced if you request a withdrawal (see Withdrawals). We may increase the guaranteed paid-up insurance amount if we process any transaction that reduces the present value of future charges. You may not make further premium payments without our permission. Existing contract debt will be continued on the paid-up contract.

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                                   BENEFICIARY

     You may designate or change a beneficiary. Your request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiarv's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

     When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

          1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

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          2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

          3. Two or more in the same class who have the right to be paid will be paid in equal shares.

          4. If none survives the Insured, we will pay in one sum to the Insured's estate.

     Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. We owe Jane the proceeds if she is living at the Insured's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living we owe the Insured's estate.

     Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the pavment(s) again.

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                               SETTLEMENT OPTIONS

Payee Defined

     In these provisions the word payee means a person who has a right to receive a settlement under the contract. Such a person may be the Insured, the owner, a beneficiary, or a contingent payee.

Choosing an Option

     A payee may choose an option for all or part of any proceeds or residue that becomes payable to him or her in one sum. We describe residue below.

     In some cases, a payee will need our consent to choose an option. We describe these cases under Conditions.

Options Described

     Here are the options we offer. We may also consent to other arrangements.

Option 1 (Instalments for a Fixed Period)

     We will make equal payments for up to 25 years based on the Option 1 Table. The payments will include interest at an effective rate of 3 1/2% a year. We may credit more interest. If and while we do so, the payments will be larger.

Option 2 (Life Income)

     We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for the period chosen. The choices are either ten years (10 Year Certain) or until the sum of the payments equals the amount put under this option (Instalment Refund). The amount of each payment will be based on the Option 2 Table and on the sex and age, on the due date of the first payment, of the person on whose life the settlement is based. But if a choice is made more than two years after the contract proceeds first become payable, we may use the Option 2 rates in ordinary policies we regularly issue, based on United States currency, on the due date of the first payment. On request, we will quote the payment rates in policies we then issue. We must have proof of the date of birth of the person on whose life the settlement is based. The settlement will share in our surplus to the extent and in the way we decide.

Option 3 (Interest Payment)

     We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $ 7.42 quarterly or $2.47 monthly per $ 1,000). We may pay more interest.

Option 4 (Instalments of a Fixed Amount)

     We will make equal annual, semi-annual, quarterly or monthly payments if they total at least $90 a year for each $1,000 put under this option. We will credit the unpaid balance with interest at an effective rate of at least 3 1/2% a year. We may credit more interest. If we do so, the balance will be larger. The final payment will be any balance equal to or less than one payment.

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Option 5 (Non-Participating Income)

     We will make payments like those of any annuity we then regularly issue that: (1) is based on United States currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. The payment will be at least what we would pay under that kind of annuity with its first payment due on its contract date. At least one of the persons on whose life the Option 5 is based must be a payee. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment. On request, we will quote the payment that would apply for any amount placed under the option at that time.

First Payment Due Date

     Unless a different date is stated when the option is chosen: (1) the first payment for Option 3 will be due at the end of the chosen payment interval; and
(2) the first payment for any of the other options will be due on the date the option takes effect.

Residue Described

     For Options 1 and 2, residue on any date means the then present value of any unpaid payments certain. We will compute it at an effective interest rate of 3 1/2% a year. But we will use the rate we used to compute the actual Option 2 payments if they were not based on the table in this contract.

     For Options 3 and 4, residue on any date means any unpaid balance with interest to that date.

     For Option 5, it means the then present value of any unpaid payments certain. We will compute it at the interest rate to which we refer in Option 5.

     For Options 2 and 5, residue does not include the value of any payments that may become due after the certain period.

Withdrawal of Residue

     Unless otherwise stated when the option is chosen: (1) under Options 1 and 2, the residue may be withdrawn; and (2) under Options 3 and 4 all, or any part not less than $100, of the residue may be withdrawn. If an Option 3 residue is reduced to less than $ 1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

     For Option 5, the residue may not be withdrawn while the payee and any other person on whose life the option is based is living. But, unless otherwise stated, when the option is chosen, after the death of the last of them to die any residue not already paid in one sum may be withdrawn.

Designating Contingent Payee(s)

     A payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that payee's death. This may be done only if: (1) the payee has the full right to withdraw the residue, (2) the residue would otherwise have been payable to that payee's estate at death, or (3) a settlement with payments certain is being made in accord with Option 5.

     A payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the payee will need our consent to choose or change an option. We describe these cases under Conditions.

     Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the payee who made the request is not living when we file it.

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Changing Options

     A payee under Option 1, 3, or 4 may choose another option for any sum that the payee could withdraw on the date the chosen option is to start. That date may be before the date the payee makes the choice only if we consent. In some cases, the payee will need our consent to choose or change an option. We describe these cases next.

Conditions

     Under any of these conditions, our consent is needed for an option to be used for any person:

          1. The person is not a natural person who will be paid in his or her own right.

          2. The person will be paid as assignee.

          3. The amount to be held for the person under Option 3 is less than $1,000.

          4. Each payment to the person under the option would be less than $20.

          5. The option is for residue arising other than at (a) the Insured's death, or (b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

          6. The option is for proceeds that arise other than from the Insured's death, and we are settling with an owner or any other person who is not the Insured.

Death of Payee

     If a payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the payee's estate.

(VAL--DR--105)                     Page 21

--------------------------------------------------------------------------------

                                 OPTION 1 TABLE

                                MINIMUM AMOUNT OF
                               MONTHLY PAYMENT FOR
                             EACH $1,000, THE FIRST
                               PAYABLE IMMEDIATELY


                               Number         Monthly
                             of Years         Payment
                                  1           $84.65
                                  2            43.05
                                  3            29.19
                                  4            22.27
                                  5            18.12

                                  6            15.35
                                  7            13.38
                                  8            11.90
                                  9            10.75
                                 10             9.83

                                 11             9.09
                                 12             8.46
                                 13             7.94
                                 14             7.49
                                 15             7.10

                                 16             6.76
                                 17             6.47
                                 18             6.20
                                 19             5.97
                                 20             5.75

                                 21             5.56
                                 22             5.39
                                 23             5.24
                                 24             5.09
                                 25             4.96

                              Multiply the monthly amount
                              by 2.989 for quarterly, 5.952
                              for semi-annual or
                              11.804 for annual.

                                 OPTION 2 TABLE


--------------------------------------------------------------------------------

          MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
                               PAYABLE IMMEDIATELY

--------------------------------------------------------------------------------------------------------


                        KIND OF LIFE INCOME                                  KIND OF LIFE INCOME
                ------------------------------------                ------------------------------------
     AGE             10-Year           Instalment          AGE           10-Year          Instalment
     LAST            Certain            Refund             LAST          Certain             Refund
   BIRTHDAY      Male     Female     Male     Female     BIRTHDAY     Male     Female      Male   Female
--------------------------------------------------------------------------------------------------------
      10        $3.18     $3.11     $3.17     $3.10         45       $4.06     $3.82     $3.99     $3.78
   and under                                                46        4.12      3.86      4.03      3.81
      11         3.19      3.12      3.18      3.11         47        4.17      3.90      4.08      3.85
      12         3.20      3.13      3.19      3.12         48        4.23      3.94      4.13      3.90
      13         3.21      3.14      3.20      3.13         49        4.28      3.99      4.18      3.94
      14         3.22      3.15      3.21      3.14
                                                            50        4.35      4.04      4.24      3.98
      15         3.24      3.16      3.23      3.15         51        4.41      4.09      4.29      4.03
      16         3.25      3.17      3.24      3.16         52        4.48      4.15      4.35      4.08
      17         3.27      3.19      3.25      3.18         53        4.55      4.21      4.41      4.13
      18         3.28      3.20      3.27      3.19         54        4.62      4.27      4.48      4.19
      19         3.30      3.21      3.28      3.20
                                                            55        4.70      4.33      4.55      4.24
      20         3.31      3.22      3.30      3.21         56        4.78      4.40      4.62      4.30
      21         3.33      3.24      3.32      3.23         57        4.86      4.47      4.69      4.37
      22         3.35      3.25      3.33      3.24         58        4.95      4.54      4.77      4.43
      23         3.36      3.26      3.35      3.25         59        5.05      4.62      4.86      4.50
      24         3.38      3.28      3.37      3.27
                                                            60        5.15      4.71      4.94      4.58
      25         3.40      3.30      3.39      3.29         61        5.25      4.79      5.03      4.66
      26         3.42      3.31      3.41      3.30         62        5.36      4.89      5.13      4.74
      27         3.45      3.33      3.43      3.32         63        5.48      4.98      5.23      4.82
      28         3.47      3.35      3.45      3.34         64        5.60      5.09      5.34      4.92
      29         3.49      3.37      3.47      3.35
                                                            65        5.73      5.20      5.45      5.01
      30         3.52      3.39      3.49      3.37         66        5.87      5.31      5.57      5.11
      31         3.54      3.41      3.52      3.39         67        6.01      5.43      5.70      5.22
      32         3.57      3.43      3.54      3.41         68        6.15      5.56      5.83      5.34
      33         3.60      3.45      3.57      3.44         69        6.30      5.70      5.97      5.46
      34         3.63      3.47      3.60      3.46
                                                            70        6.46      5.84      6.11      5.58
      35         3.66      3.50      3.63      3.48         71        6.62      5.99      6.27      5.72
      36         3.69      3.52      3.66      3.50         72        6.79      6.15      6.43      5.86
      37         3.72      3.55      3.69      3.53         73        6.96      6.31      6.60      6.01
      38         3.76      3.58      3.72      3.56         74        7.13      6.49      6.78      6.18
      39         3.80      3.61      3.75      3.58
                                                            75        7.30      6.67      6.97      6.35
      40         3.84      3.64      3.79      3.61         76        7.48      6.85      7.17      6.53
      41         3.88      3.67      3.82      3.64         77        7.66      7.04      7.38      6.72
      42         3.92      3.70      3.86      3.67         78        7.83      7.24      7.60      6.93
      43         3.97      3.74      3.90      3.71         79        8.00      7.44      7.83      7.15
      44         4.01      3.78      3.94      3.74
                                                            80        8.17      7.64      8.07      7.38
                                                          and over
--------------------------------------------------------------------------------------------------------

(VAL--DR--105)                                    Page 22

--------------------------------------------------------------------------------

                               GENERAL PROVISIONS

Definitions

     We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

     We, Our, Us and Company.--The company issuing this contract.

     You and Your.--The owner of the contract.

     Insured.--The person named as the Insured on the first page. He or she need not be the owner.

     SEC.--The Securities and Exchange Commission.

     Issue Date.--The contract date.

     Monthly Date.--The contract date and the same day as the contract date in each later month.

     Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

     Contract Year.--A year that starts on the contract date or on an anniversary.

     Contract Month.--A month that starts on a monthly date.

     Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

The Contract

     This policy, and the attached copy of the application, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the person(s) who make them; in the absence of fraud they are deemed to be representations and not warranties. We rely on those statements when we issue or change the contract. We will not use any statement, unless made in the application, to try to void the contract or to deny a claim.

Contract Modifications

     Only a Company officer with the rank or title of vice president or above may agree to modify this contract, and then only in writing.

Ownership and Control

     Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

Suicide Exclusion

     If the Insured, whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid.

Currency

     Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

Misstatement of Age or Sex

     If the Insured's stated age or sex or both are not correct, we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Any death benefit will be based on what the most recent charge for mortality would have provided at the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

     The Schedule of Premiums may show that basic premiums change or stop on a certain date. We may have used that date because the Insured would attain a certain age on that date. If we find that the issue age was wrong, we will correct that date and, if necessary, the amount of any changed premiums.

(VAL--DR--105)                     Page 23

Incontestability

     Except for default, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date.

Assignment

     We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to another insurance company or to any employee benefit plan without our consent. This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

Interest Included in Death Proceeds

     Any proceeds that arise from the Insured's death will include interest from the date of death according to the laws of the state where this contract is delivered.

Annual Report

     Each year we will send you a report. It will show: (1) the death benefit;
(2) the amount of the contract fund in each investment option; (3) the net cash value; (4) premiums paid, investment results, and charges deducted since the last report; (5) any withdrawals since the last report; and (6) any contract debt and the interest on the debt for the prior year. The report will also include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is being continued under fixed reduced paid-up insurance or extended term insurance.

     You may ask for a similar report at some other time during the year. Or you may request from time to time a report projecting results under your contract on the basis of premium payment assumptions and assumed investment results. We have the right to make a reasonable charge for reports such as these that you ask for and to limit the scope and frequency of such requests.

Change in Plan

     You may be able to have this contract changed to another plan of life insurance. But any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

--------------------------------------------------------------------------------

                              BASIS OF COMPUTATION

Mortality Tables Described

     (1)We base all net premiums and net values to which we refer in this contract on the Insured's issue age and sex and on the length of time since the contract date; (2)we use the mortality tables as stated on page 4; (3)we use continuous functions based on age last birthday; (4)we use an effective interest rate of 4.0% a year.

Exclusions

     When we compute net values, tabular values, reduced paid-up insurance and extended insurance, we exclude the value of any supplementary benefits and any other extra benefits added by rider to this contract.

Values After 20 Contract Years

     Tabular values not shown on page 7 will be computed using the standard nonforfeiture method and the mortality tables and interest rate we describe above. We show the nonforfeiture factors in the contract data pages.

Minimum Legal Values

     The cash, loan and other values in this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

     When we use the term 'net value' in regard to paid-up or extended insurance we mean the present value of the future benefits.

--------------------------------------------------------------------------------

                             SUPPLEMENTARY BENEFITS

     In the following pages, you will find the forms that describe the supplementary benefits, if any, listed in the contract data pages. Any supplementary benefit ends as soon as the contract is in default past its days of grace unless the form that describes it states otherwise.

(VAL--DR--105)                      Page 24

ENDORSEMENTS

(Only we can endorse this contract.)



(VAL--DR--105)                      Page 25

(VAL--DR--105)                      Page 26

Variable Whole Life Insurance Policy. Insurance payable upon death. Scheduled premiums payable throughout Insured's lifetime. Provision for optional additional premiums. Benefits reflect premium payments, investment results and charges. Death benefit guaranteed if scheduled premiums duly paid and no contract debt or withdrawals. Non-participating.

VAL--DR--105                        Page 27